Exhibit 3.3

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION OF

ROMAC INTERNATIONAL, INC.

Pursuant to Section 607.1003 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of ROMAC INTERNATIONAL, INC. (the “Corporation”), are hereby amended according to these Articles of Amendment:

FIRST: The name of the Corporation is ROMAC INTERNATIONAL, INC.

SECOND: The first paragraph of Article V, entitled Capital Stock, is hereby amended in its entirety to read as follows:

“The stock of the Corporation shall be divided into two classes: 100,000,000 shares of common stock having a par value of $.01 per share, and 15,000,000 shares of preferred stock having a par value of $.01 per share.”

THIRD: The foregoing amendment was duly adopted by the Board of Directors of the Corporation on February 7, 1997 and the Shareholders of the Corporation on April 18, 1997.

FOURTH: The number of votes cast for the amendment by the Shareholders of the Corporation constitutes a sufficient number of votes to approve the amendment.

IN WITNESS WHEREOF, the undersigned Secretary of the Corporation has executed this instrument this          day of June, 1997.

/s/ Tom Calcaterra
Tom Calcaterra, Secretary